Exhibit F-2
                                                             -----------


              (LETTERHEAD OF RYAN, RUSSELL, OGDEN & SELTZER LLP)



                                          January 18, 2001


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Ladies and Gentlemen:

            We have examined the Declaration on Form U-1, dated January 18, 2001, under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed by GPU, Inc. ("GPU") with the Securities and Exchange Commission, of which this opinion is to be a part. (The Declaration is hereinafter referred to as the "Declaration").

            The Declaration contemplates, among other things, the issuance of a guarantee by GPU (the "Guarantee") of the obligations of its wholly-owned subsidiary, MYR Group, Inc. ("MYR"), under a Credit Agreement, dated November 28, 2000 ("Credit Agreement"), with Bank One, NA as administrative agent and as the initial lender. The Credit Agreement permits borrowings by MYR from time to time in an aggregate amount not to exceed $50 million outstanding at any one time.

            We have been Pennsylvania counsel to GPU and to its Pennsylvania subsidiaries for many years. In such capacity, we have participated in various proceedings relating to GPU and its Pennsylvania subsidiaries.

            We have examined copies, signed, certified or otherwise proven to our satisfaction, of the charter documents and by-laws of GPU. We have also examined such other documents, instruments and agreements, including the Credit Agreement and the form of Guarantee, and have made such further investigation as we have deemed necessary as a basis for this opinion.

            We are members of the Bar of the Commonwealth of Pennsylvania and do not purport to be experts on the laws of any other jurisdiction.


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Securities and Exchange Commission
January 18, 2001
Page 2


            Based upon and subject to the foregoing, we are of the opinion that:

                  (a) all  Pennsylvania  laws applicable to the issuance
            by GPU of the Guarantee will have been complied with; and

                  (b) GPU is validly  organized  and duly  subsisting in
            the Commonwealth of Pennsylvania.


            We hereby consent to the filing of this opinion as an exhibit to the Declaration and in any proceedings before the Commission that may be held in connection therewith. Thelen Reid & Priest LLP may rely on this opinion, as if it were directly addressed to them, in rendering their opinion filed as Exhibit F-1 to the Declaration.


                                    Very truly yours,


                                    RYAN, RUSSELL, OGDEN & SELTZER LLP